Exhibit 99.1

Saia Reports Third Quarter Earnings per Share of $0.51

Revenues were $293 million with operating income increasing 34%

JOHNS CREEK, GA. – October 30, 2013 – Saia, Inc. (NASDAQ: SAIA), a leading transportation provider offering multi-regional less-than-truckload (LTL), non-asset truckload and logistics services, today reported improved third quarter 2013 results driven by effective revenue management and operational efficiencies. All prior period share and per share data in this release have been adjusted to reflect the Company’s June 2013 three for two stock split.

Third Quarter 2013 Compared to Third Quarter 2012 Results

•	Revenues were $293 million, an increase of 5.4 percent

•	Operating income increased 34 percent to $21.9 million compared to $16.4 million

•	Earnings per share were $0.51 compared to $0.37

•	Operating ratio was 92.5 compared to 94.1

•	LTL tonnage per workday decreased 0.1 percent as LTL shipments per workday were up 0.6 percent with a 0.7 percent decrease in weight per shipment

•	LTL yield was up 3.8 percent

“Saia continues to advance our value proposition in the marketplace through investments in quality and the consistent, superior customer service we provide. These efforts have fueled another quarter of meaningful yield increase which combined with efficiency initiatives led us to a 37% increase in earnings per share,” said Saia President and Chief Executive Officer Rick O’Dell.

“The infusion of new equipment into our network and our planned industrial engineering initiatives are continuing to result in cost reductions, particularly in linehaul miles driven and fuel efficiency. The quarter did include increased wage, health care and depreciation expense due to investments in employees, equipment and technology to support customer satisfaction. Saia’s dedicated employees provided 98% on-time service for the eighth consecutive quarter and quality initiatives further reduced our cargo claim ratio. I believe the Company’s strong balance sheet, effective revenue management and demonstrated operational excellence provide a solid foundation for additional progress as we move forward,” O’Dell concluded.

Saia, Inc. Third Quarter 2013 Results

Year to Date 2013 Compared to Year to Date 2012 Results

•	Revenues were $859 million compared to $834 million

•	Operating income was $59.7 million compared to $48.7 million

•	Net income was $35.6 million compared to $26.6 million

•	Earnings per share were $1.41 compared to $1.07

•	Operating ratio was 93.1 compared to 94.2

Financial Position and Capital Expenditures

Total debt was $91.5 million at September 30, 2013. Net of the Company’s $4.1 million cash balance at quarter-end, net debt to total capital was 22.9 percent. This compares to total debt of $81.2 million and net debt to total capital of 24.5 percent in the prior year quarter.

Net capital expenditures for the first nine months of 2013 were $97.7 million. This compares to $79.3 million in the prior year period. The Company is now planning net capital expenditures in 2013 of approximately $115 million. This expenditure includes a significant investment in tractors and trailers to reduce the average age of our fleet and the Company’s continued investment in technology.

Conference Call

Management will hold a conference call to discuss quarterly results today at 11:00 a.m. Eastern Time. To participate in the call, please dial 888-417-8533 or 719-457-2085 referencing conference ID #6722348. Callers should dial in five to ten minutes in advance of the conference call. This call will be webcast live via the company web site at www.saiacorp.com. A replay of the call will be offered two hours after the completion of the call through November 5, 2013 at 2:00 p.m. Eastern Time. The replay will be available by dialing 1-888-203-1112 or 719-457-0820.

Saia, Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services. With headquarters in Georgia, Saia LTL Freight operates 147 terminals in 34 states. For more information on Saia, Inc. visit the Investor Relations section at www.saiacorp.com.

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, assumptions and uncertainties

Saia, Inc. Third Quarter 2013 Results

include, but are not limited to, general economic conditions including downturns in the business cycle; the creditworthiness of our customers and their ability to pay for services; competitive initiatives and pricing pressures, including in connection with fuel surcharge; the Company’s need for capital and uncertainty of the current credit markets; the possibility of defaults under the Company’s debt agreements (including violation of financial covenants); possible issuance of equity which would dilute stock ownership; integration risks; indemnification obligations associated with the 2006 sale of Jevic Transportation, Inc.; the effect of litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, real property, revenue equipment and other assets; governmental regulations, including but not limited to Hours of Service, engine emissions, the “Compliance, Safety, Accountability” (CSA) initiative, compliance with legislation requiring companies to evaluate their internal control over financial reporting, changes in interpretation of accounting principles and Homeland Security; dependence on key employees; inclement weather; labor relations, including the adverse impact should a portion of the Company’s workforce become unionized; effectiveness of Company-specific performance improvement initiatives; terrorism risks; self-insurance claims and other expense volatility; increased costs as a result of recently enacted healthcare reform legislation and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings. As a result of these and other factors, no assurance can be given as to our future results and achievements. A forward looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur.

# # #

CONTACT:	Saia, Inc.
Melanie Baker mbaker@saia.com 770.232.4088

Saia, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 30,	December 31,
	2013	2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,060	$321
Accounts receivable, net	127,542	106,814
Prepaid expenses and other	37,551	37,028

Total current assets	169,153	144,163

PROPERTY AND EQUIPMENT:
Cost	787,677	718,527
Less: accumulated depreciation	365,798	356,823

Net property and equipment	421,879	361,704

OTHER ASSETS	14,643	13,821

Total assets	$605,675	$519,688

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$48,974	$43,706
Wages and employees’ benefits	35,338	30,842
Other current liabilities	44,286	44,609
Current portion of long-term debt	14,643	22,143

Total current liabilities	143,241	141,300

OTHER LIABILITIES:
Long-term debt, less current portion	76,863	38,562
Deferred income taxes	59,514	55,611
Claims, insurance and other	31,215	29,696

Total other liabilities	167,592	123,869

STOCKHOLDERS’ EQUITY:
Common stock	24	24
Additional paid-in capital	211,762	206,969
Deferred compensation trust	(2,246)	(2,213)
Retained earnings	85,302	49,739

Total stockholders’ equity	294,842	254,519

Total liabilities and stockholders’ equity	$605,675	$519,688

Saia, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Quarters and Nine Months Ended September 30, 2013 and 2012

(Amounts in thousands, except per share data)

(Unaudited)

	Third Quarter		Nine Months
	2013	2012	2013	2012
OPERATING REVENUE	$293,087	$278,024	$859,439	$834,252

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	147,305	138,532	428,468	410,471
Purchased transportation	18,914	18,810	55,023	59,171
Fuel, operating expenses and supplies	75,803	76,461	232,959	233,212
Operating taxes and licenses	9,074	9,445	27,983	29,061
Claims and insurance	6,607	6,133	18,085	18,409
Depreciation and amortization	13,745	12,315	37,765	35,681
Operating gains, net	(296)	(88)	(570)	(409)

Total operating expenses	271,152	261,608	799,713	785,596

OPERATING INCOME	21,935	16,416	59,726	48,656

NONOPERATING EXPENSES:
Interest expense	1,760	1,941	4,906	6,100
Other, net	(85)	(44)	(180)	(142)

Nonoperating expenses, net	1,675	1,897	4,726	5,958

INCOME BEFORE INCOME TAXES	20,260	14,519	55,000	42,698
Income tax expense	7,352	5,263	19,437	16,056

NET INCOME	$12,908	$9,256	$35,563	$26,642

Average common shares outstanding - basic	24,220	23,850	24,123	23,810

Average common shares outstanding - diluted	25,269	24,863	25,173	24,794

Basic earnings per share	$0.53	$0.39	$1.47	$1.12

Diluted earnings per share	$0.51	$0.37	$1.41	$1.07

Saia, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2013 and 2012

(Amounts in thousands)

(Unaudited)

	Nine Months
	2013	2012
OPERATING ACTIVITIES:
Net cash provided by operating activities	$67,557	$77,425

Net cash provided by operating activities	67,557	77,425

INVESTING ACTIVITIES:
Acquisition of property and equipment	(100,799)	(81,888)
Proceeds from disposal of property and equipment	3,058	2,609
Acquisition, net of cash	—	(7,616)

Net cash used in investing activities	(97,741)	(86,895)

FINANCING ACTIVITIES:
Repayment of long-term debt	(11,071)	(11,071)
Borrowings of revolving credit agreement, net	41,872	19,391
Proceeds from stock option exercises	3,708	637
Other financing activities	(586)	—

Net cash provided by financing activities	33,923	8,957

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,739	(513)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	321	1,317

CASH AND CASH EQUIVALENTS, END OF PERIOD	$4,060	$804

Saia, Inc. and Subsidiaries

Financial Information

For the Quarters Ended September 30, 2013 and 2012

(Unaudited)

					Third Quarter
		Third Quarter		%	Amount/Workday		%
		2013	2012	Change	2013	2012	Change
Workdays					64	63
Operating Ratio (1)		92.5%	94.1%
Tonnage (2)	LTL	932	918	1.5	14.56	14.57	(0.1)
	TL	178	176	1.1	2.78	2.79	(0.4)
Shipments (2)	LTL	1,608	1,574	2.2	25.13	24.98	0.6
	TL	26	25	2.4	0.40	0.40	0.8
Revenue/cwt. (3)	LTL	$14.54	$14.00	3.8
	TL	$5.89	$5.71	3.2
Revenue/shipment (3)	LTL	$168.43	$163.32	3.1
	TL	$808.48	$793.48	1.9
Pounds/shipment	LTL	1,159	1,167	(0.7)
	TL	13,719	13,896	(1.3)
Length of Haul		742	727	2.0

(1)	The operating ratio is the calculation of operating expenses divided by operating revenue.
(2)	In thousands
(3)	Revenue does not include the adjustment required for financial statement purposes in accordance with the Company’s revenue recognition policy and other revenue.